Name of Corporation and Name
under which Corporation is                      State of         Percentage
doing business                                  Incorporation      Owned
----------------------                          -------------    ----------

WellCare of New York, Inc.                      New York              100%

WellCare Administration, Inc.                   New York              100%

WellCare Development, Inc.                      New York              100%

WellCare of Connecticut, Inc.                   Connecticut           100%

WellCare Medical Management, Inc.(1)            New York              100%


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(1)  Assets sold and liabilities assumed by an independent third party in 1995.